Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Amendment No. 3 to Schedule 13G dated May 15, 2026 relating to the Class F Common Shares of Beneficial Interest, par value $0.01 per share, of Fortress Net Lease REIT shall be filed on behalf of the undersigned.

TIEDEMANN ADVISORS, LLC By: /s/ Whitney Fogle Lewis
Name: Whitney Fogle Lewis
Title: Authorized Signatory

ALTI WEALTH & CAPITAL SOLUTIONS HOLDINGS, LLC By: /s/ Colleen Graham
Name: Colleen Graham
Title: Authorized Signatory

ALTI GLOBAL HOLDINGS, LLC By: /s/ Colleen Graham
Name: Colleen Graham
Title: Authorized Signatory

ALTI GLOBAL TOPCO LTD By: /s/ Colleen Graham
Name: Colleen Graham
Title: Authorized Signatory

ALTI GLOBAL CAPITAL, LLC By: /s/ Colleen Graham
Name: Colleen Graham
Title: Authorized Signatory

ALTI GLOBAL, INC. By: /s/ Colleen Graham
Name: Colleen Graham
Title: Authorized Signatory